SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

THE WALT DISNEY COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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The following letter from the Board of Directors of the registrant is to be distributed to shareholders of the registrant on or about February 17, 2004. The letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

February 17, 2004

Dear Fellow Disney Shareholders:

The strong results from Disney’s fiscal 2004 first quarter, which we announced last week, are powerful evidence of the strength of the company and its management. In our first quarter we significantly beat Wall Street expectations by delivering earnings per share of $0.33 compared to $0.05 for the first quarter of last year. Last week, at a conference of our largest institutional investors and analysts, your company’s management team laid out plans that target greater than 30% earnings increases in fiscal 2004 from continuing operations, and double-digit compound annual earnings growth from fiscal 2004 through fiscal 2007. Our overall message is straightforward. We are keenly focused on what has made our company great — developing and distributing the best creative content, products and services in The Walt Disney Company tradition.

In the face of this significant recovery, it is unfortunate that Stanley Gold and his client Roy Disney persist in waging their distractive propaganda campaign against The Walt Disney Company and its Board of Directors. Ironically, this is a dispute that was triggered by the company’s adherence to the very principles of good governance that Stanley and Roy suggest are lacking. We are writing this letter because you deserve the facts.

Fact: Roy Disney abruptly resigned from your company’s Board when good governance rules regarding retirement age, which he has supported since his early days as a director, were going to be applied fairly to him and two other directors.

Fact: The very next day, Stanley Gold, his business partner and personal financial adviser, abruptly, and in a coordinated and highly public way, resigned as well, in support of his client Roy.

Fact: Stanley and Roy fail to admit to you that, over recent years, they have voted together with the Board on the key business strategies and issues they now challenge.

Fact: Despite what Stanley and Roy want you to believe, corporate governance is a major focus of the company, Michael Eisner and the Disney Board — and has been for a number of years. The record of corporate governance initiatives at The Walt Disney Company shows it is a high priority. The Walt Disney Company Board’s corporate governance procedures and standards meet and/or exceed those required by the New York Stock Exchange. Eight of the 11 nominees for 2004 are independent directors. In addition, the Board has established the position of presiding director, and named Sen. George Mitchell to that role. Sen. Mitchell chairs regularly scheduled executive sessions of non-management directors, where items such as CEO succession planning and management development are reviewed and discussed.

HERE IS THE BOTTOM LINE FOR DISNEY SHAREHOLDERS:

You have every reason to question the actions of Stanley and Roy. You have every right to wonder how the best interests of all shareholders are served by their distractive efforts particularly at a time when you should want your Board and management devoting all their energy and resources to forwarding the company’s momentum. You have every right to be concerned that they are putting their own interests ahead of yours.

VOTE TO KEEP YOUR COMPANY’S MOMENTUM GOING

Vote FOR all the director nominees of your company.

The Walt Disney Company has momentum. To be sure, there are challenges ahead, but we and senior management have demonstrated our ability to meet those challenges and are focused on delivering further improvements in performance. Your company is strong and growing. As shareholders, you are benefiting.

Thank you for your continued support.

Sincerely,

The Directors of The Walt Disney Company

John E. Bryson	Robert A. Iger	Thomas S. Murphy
John S. Chen	Aylwin B. Lewis	George J. Mitchell
Michael D. Eisner	Monica C. Lozano	Leo J. O’Donovan, S.J.
Judith L. Estrin	Robert W. Matschullat	Raymond L. Watson
Gary L. Wilson

PS:     This is a crucial time for The Walt Disney Company. We urge you to support the Company’s momentum. Do not be distracted by the self-interests of Stanley and Roy. Enclosed please find a voting instruction form and a proxy card. Make your voice count, and vote FOR all the director nominees of The Walt Disney Company.

Note: Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Report on Form 10-K. We undertake no responsibility to update those statements.

For additional information, please contact The Walt Disney Company’s proxy information help line, at 866-775-2703 or

877-750-9497.